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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): September 21, 2000



                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



              Delaware                   1-9494             13-3228013
    (State or other jurisdiction      (Commission        (I.R.S. Employer
           of incorporation)           File Number)       Identification
                                                             Number)


    727 Fifth Avenue, New York, New York                       10022
   (Address of principal executive offices)                  (Zip Code)




       Registrant's telephone number, including area code: (212) 755-8000

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 Item 5.  Other Events.

          On September 21, 2000, Registrant issued the following press release announcing the increase and extension of its stock repurchase program.

New York,  September  21, 2000 - The Board of Directors of Tiffany & Co. (NYSE -
TIF) has extended the Company's stock repurchase program until November 2003. As extended, the program authorizes future repurchases of up to $100 million of the Company's outstanding Common Stock.

The program was initially authorized for up to $100 million in November 1997 and was scheduled to expire in November 2000. To date, the Company has purchased 4,484,400 shares at a total cost of $49.9 million (the share number has been adjusted for the July 2000 and July 1999 two-for-one splits of the Company's Common Stock). Purchases are made through open market transactions, and the timing and actual number of shares purchased will depend on a variety of factors such as price and other market conditions. There were 145.2 million shares outstanding at July 31, 2000.

William R. Chaney, chairman, said, "We are pleased that Tiffany's strong performance and financial position gives us the ability to increase and extend our repurchase program. Based on our confidence in Tiffany's future growth prospects, the Board believes that repurchasing shares from time to time can represent an excellent investment for the Company and further enhance long-term value for our shareholders."

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific, Europe and the Middle East. Direct Marketing includes Tiffany's corporate division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.



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                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            TIFFANY & CO.


                                      BY:   /s/ Patrick B. Dorsey
                                            ------------------------------------
                                            Patrick B. Dorsey
                                            Senior Vice President,
Date: September 22, 2000                    General Counsel and Secretary